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                                                                    EXHIBIT 5(A)

BODMAN LLP
34TH FLOOR
100 RENAISSANCE CENTER
DETROIT, MICHIGAN 48243
313-393-7579 FAX
319-259-7777

June 7, 2005

United Bancorp, Inc.
205 E. Chicago Boulevard
Tecumseh, Michigan 49286

Dear Sir/Madam:

We are counsel to United Bancorp, Inc., a Michigan corporation (the "Company"). This opinion is being rendered with respect to the Registration Statement ("Registration Statement") on Form S-8 filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the "Act"), as amended, 50,000 shares of the Company's shares of common stock issuable upon purchase by eligible employees with matching employer contributions pursuant to the United Bank & Trust. Tax-Deferred Savings Plan (the "Plan").

We have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Business Corporation Act of the State of Michigan (the "MBCA") and the federal laws of the United States of America.

Based upon such examination and review, we are of the opinion that the shares of common stock registered by the Registration Statement, when issued and paid for as contemplated in the Plan, assuming due execution of the certificates therefor, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the current MBCA or the

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United Bancorp
June 7,2005
Page 2

current federal law of the United States be changed by legislative action, judicial decision or other.

This opinion is furnished to you solely for your benefit to be used by you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person or by you for any other purpose.

                                                    Very truly yours,

                                                    BODMAN LLP

                                                    By: /s/ Fred B. Green
                                                        ------------------------
                                                        Fred B. Green, a partner

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